April 17, 2020

Momentum Asset Partners II, LLC
50 West Liberty Street, Ste 880
Reno, Nevada 89501
USA

Re: Letter Agreement Modifying Asset Transfer Agreement dated 12 December 2019

Gentlemen:

This is further to the Asset Transfer Agreement dated 12 December 2019 (Agreement) between Momentum Asset Partners II, LLC ("Momentum II") and TMC Capital, LLC ("TMC") concerning TMC's acquisition of ten U.S. oil and gas leases located in the Tar Sands Triangle (Utah). As reflected in the Agreement, four of the leases are currently "active" according to BLM's records while six of the leases have been "closed". It is our understanding that the six leases were closed erroneously based on a failure to pay annual rentals during the pendency of their CHL applications and may be subject to reopening by the BLM.

Pursuant to our recent discussions, TMC has raised concerns that (1) the four active leases may not be included in CHLs that are acceptable to TMC or provide an opportunity to acquire other operating rights through unitization or otherwise, and (2) the six closed leases may not be reopened by BLM and included in one or more CHLs as contemplated by the parties.

Based on these concerns and the uncertainty surrounding BLM's future actions with respect to the leases, including in particular the closed leases, and whether the leases will be included in new CHLs that prove to be acceptable from an economic, operational and practical standpoint, this letter agreement reflects the intent and desire of the parties to amend and modify the terms governing the "Purchase Price" in the Agreement as follows:

1. As of the date of the Agreement, TMC has paid to Momentum II the sum of $1,907,000 (USD) toward the Purchase Price under the Agreement. This amount shall be considered an initial deposit (Initial Deposit) toward the Purchase Price and will be subject to adjustment once a final determination of the Purchase Price is made as provided in this letter agreement.

2. Subject to payment of the Initial Deposit, the final "Purchase Price" under the Agreement will be determined in accordance with the following:

a. If all 10 of the leases remain open or are reopened, as the case may be, and are included in new CHLs issued by BLM, the Purchase Price will be $3,000,000 and TMC will pay an additional $1.1 million to Momentum II to complete payment of the final Purchase Price under the Agreement;

b. If all four of the open leases are included in a CHL and at least one, but not more than three, of the closed leases is reopened and included in a CHL, the final Purchase Price shall be $2.0 million (and TMC shall remit an additional $100,000 to Momentum II to complete payment of the final Purchase Price);

c. If all four of the open leases are included in a CHL and at least four, but not more than five, of the closed leases are reopened and included in a CHL, the final Purchase Price shall be $2.5 million (and TMC shall remit an additional $600,000 to Momentum II to complete payment of the Purchase Price);

d. If all four of the open leases are included in a CHL but none of the six closed leases are reopened and included in a CHL, the final Purchase Price shall be $1.5 million (and Momentum II shall refund to TMC $400,000 from the Initial Deposit previously paid by TMC).

3. Notwithstanding anything to the contrary in the Agreement or in this letter agreement, if, within seven years after the date hereof, at least six of the leases (in any combination of open and closed leases) have not been included in one or more CHLs issued by BLM, then and in such event Momentum II agrees, at TMC's option, to either (a) refund to TMC the sum of $1.2 million from the Initial Deposit previously paid by TMC, or (b) allocate and pay an amount of up to $1.2 million in acquiring, for TMC and in its name, record title or operating rights in other U.S. oil and gas leases, located either in the PR Springs or the Tar Sands Triangle areas, as TMC may select in its sole discretion.

4. Momentum II agrees to reasonably cooperate with and assist TMC in its efforts to further evaluate the leases, including the closed leases, and to seek a reopening of each of the closed leases with BLM at such times as may be reasonably practicable.

5. Except as amended and modified herein, the Agreement shall remain valid and effective in all other respects.

If the above and foregoing reflects our understanding as to the clarifications, changes and modifications that we have agreed upon to the Agreement, please so indicate your agreement and acceptance of the terms of this letter agreement in the space designated below. Our respective signatures to this letter agreement confirm our intent to be bound by the terms hereof.

Sincerely,

TMC Capital, LLC

By: ______________________
Name: Alex Blyumkin, Manager

Accepted and agreed to this 23rd day of April 2020.

Momentum Asset Partners II, LLC

By: ______________________
Manager or Member